EXHIBIT 4.32

PARTIAL TERMINATION AGREEMENT

This Partial Termination Agreement (“Agreement”) is made effective as of the 15th day of May, 2009 (the “Effective Date”), by and between Kennecott Exploration Company, a Delaware corporation with offices at 224 North 2200 West, Salt Lake City, UT 84116 (hereinafter, “KEX”), and Geoinformatics Exploration Inc., a Yukon corporation with offices at 330 Bay Street, Suite 1109 Toronto, Ontario, M5H 2S8 Canada (hereinafter, “GEX”).

RECITALS

A.

KEX and GEX entered into that certain Master Strategic Alliance Agreement dated effective as of March 1, 2005 (the “MSAA”) and that certain Standardization of Back-In Rights Agreement dated as of November 4, 2005 (the “SOBIR”) under which the Parties formed Strategic Alliances for the investigation, exploration and possible development of geologic targets in various Regions (as defined in the MSAA).

B.

As a result of the work undertaken by the parties pursuant to the MSAA, the parties have identified certain Targets (as defined in the MSAA) that warrant further investigation and possible exploitation by the Parties or by third parties (the “Identified Targets”).  The Identified Targets, which are listed and depicted in Exhibit A to this Agreement, will continue to be subject to the MSAA and the rights and obligations of the Parties under the MSAA and the SOBIR.

C.

Except with respect to the Identified Targets and certain other rights and obligations of the Parties under the MSAA and the SOBIR, the Parties now desire to terminate the MSAA with respect to future obligations with respect to the identification of additional Targets in the Regions or the designation of new Regions, as more particularly described in this Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.

Definitions.  Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement will have the meaning assigned in the MSAA.

2.

Representations and Warranties.  As of the Effective Date, KEX represents and warrants to GEX:

(a)

Incorporation.  KEX is a corporation duly incorporated, validly existing, and in good standing in the state of its incorporation and is duly qualified and in good standing to do business as a foreign corporation in the state of Utah;

(b)

Power and Authority.  KEX has the corporate power and authority and has taken all necessary corporate action, to authorize the execution and delivery of this Agreement and to undertake the performance of its respective obligations hereunder and KEX has the authority to act on behalf of its affiliates with respect to this Agreement;

(c)

Enforceability.  This Agreement (i) has been executed and delivered by KEX and constitutes a valid and binding obligation enforceable against KEX in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to the availability of equitable remedies), (ii) will not result in any violation of, or any default under, any other agreement to which KEX is a party or by which KEX or  its properties are bound or affected and (iii) no third party agreements or consents are required with respect to agreement to the matters contained in this Agreement; and

(d)

Claims; Suits.  To the knowledge of the senior officers of KEX, there currently are no claims, suits, actions or proceedings pending or threatened that would materially and adversely affect its ability to perform its obligations under this Agreement.

3.

Representations and Warranties.  As of the Effective Date, GEX represents and warrants to KEX:

(a)

Incorporation.  GEX is a corporation duly continued and validly existing under the laws of the Yukon , Canada, is duly qualified and in good standing in all material respects in each jurisdiction in which the nature of its current business makes any such qualification necessary;

(b)

Power and Authority.  GEX has the corporate power and authority and has taken all necessary corporate action, to authorize the execution and delivery of this Agreement and to undertake the performance of its respective obligations hereunder and GEX has the authority to act on behalf of its affiliates with respect to this Agreement;

(c)

Enforceability.  This Agreement (i) has been executed and delivered by GEX and constitutes a valid and binding obligation enforceable against GEX in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to the availability of equitable remedies), (ii) will not result in any violation of, or any default under, any other agreement to which GEX is a party or by which GEX or  its properties are bound or affected and (iii) no third party agreements or consents are required with respect to agreement to the matters contained in this Agreement; and

(d)

Claims; Suits.  To its knowledge, there currently are no claims, suits, actions or proceedings pending or threatened that would materially and adversely affect its ability to perform its obligations under this Agreement.

4.

Strategic Alliances.

The Parties hereby terminate the provisions of Section 3.3 of the MSAA with respect to the formation or continuation of Strategic Alliances for the Regions or the identification of new Regions, except as expressly provided in this Agreement. For clarity, all rights and obligations of the Parties with respect to the identification, evaluation, exploration and development (including, without limitation, the conduct of any of the activities set out in Section 3.3.1 of the MSAA) of new Targets in the Regions, are terminated as of the Effective Date.

5.

Continuing Obligations.    Except as provided in Section 4, the rights and obligations of the Parties under the MSAA and the SOBIR shall continue and each Party shall retain all rights it has under such agreements with respect to the Identified Targets.

(a)

Strategic Alliances.  For clarity, a Strategic Alliance will continue to exist with respect to each Identified Target and all rights and obligations of the Parties with respect to the Identified Targets shall continue (including, in particular, the conduct of all of the activities set out in Section 3.3.1 of the MSAA) as provided in the MSAA and the SOBIR.

(b)

Vested Rights.   Nothing in this Agreement will affect the rights or obligations of the Parties with respect to Kennecott’s Back-In Rights and Royalty Rights that have previously vested pursuant to the Existing Agreements or the MSAA and the SOBIR.

(c)

Excluded Areas.  Notwithstanding the termination of the Strategic Alliances with respect to the Regions, the Excluded Areas, including those depicted on Exhibit A-2, shall remain in full force and effect and the rights and obligations of the Parties with respect to the Excluded Areas shall continue as provided in the MSAA.

6.

Area of Interest.   The Parties agree that the rights and obligations of the Parties under the MSAA and the SOBIR with respect to the Identified Targets shall extend to the lands depicted in Exhibit A to this Agreement and to any additional lands acquired by either Party within the area of interest boundaries depicted in Exhibit A-1 (but only for those Identified Targets for which an area of interest boundary is so depicted) within 21 years of the date of this Agreement. If such additional lands are acquired by either party, the Area of Interest will be revised so that the new Area of Interest will include an area which extends two kilometers beyond the exterior boundaries of such additional lands. If lands are relinquished from an Identified Target (including any additional lands added to an Identified Target), the Area of Interest will not contract.

7.

Information.

(a)

Within one month of the Effective Date, Geoinformatics agrees:

(i)

to return to KEX all hard copies of Information provided by KEX to GEX at the commencement of activities under the MSAA; and

(ii)

to search, on a best efforts basis, for Information provided by KEX to GEX that is retained by GEX in databases and that does not pertain directly to the Identified Targets and to delete such non-pertaining Information from such databases.

(b)

GEX agrees not to advertise, solicit the sale of, sell or otherwise transfer or agree to transfer any data or other information (or products thereof) complied by GEX in databases that were developed in conjunction with the Existing Agreements or the MSAA, whether proprietary or not, other than Information that pertains directly to the Identified Targets.

(c)

Except as provided in this Section 7, the ownership, use and control of Information will continue to be subject to the provisions of Article 8 of the MSAA.

8.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  The Parties agree that signatures transmitted by facsimile transmission or pdf file shall constitute original signatures and that a copy of this Agreement transmitted by facsimile or pdf file and containing the signatures (original or transmitted) of both Parties shall be binding.

9.

Inurement.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective Permitted Transferees.

10.

Entire Agreement.  This Agreement, including its exhibits, the MSAA and the SOBIR constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.

11.

Governing Law.  This Agreement shall be governed by the laws of the state of Utah.

12.

Ratification.  Except as expressly set out in this Agreement, no provision of the MSAA or the SOBIR is revoked or amended.  The MSAA and the SOBIR, as altered by this Agreement, are ratified and confirmed by the Parties and remains in full force and effect.

The Parties have duly executed this Agreement as of the day and year first written above.

Kennecott Exploration Company	Geoinformatics Exploration Inc.
By: “J. Quigley”	By: “D. Holden”
Print Name: Justin J. Quigley	Print Name: Darren Holden
Title: Vice President - Commercial	Title: Chief Operating Officer

FIRST AMENDMENT

TO

PARTIAL TERMINATION AGREEMENT

THIS FIRST AMENDMENT TO PARTIONAL TERMINATION AGREEMENT (“Amendment”) is made effective as of the 15th day of May, 2009 (the “Effective Date”), by and between Kennecott Exploration Company, a Delaware corporation with offices at 224 North 2200 West, Salt Lake City, UT 84116 (hereinafter, “KEX”), and Geoinformatics Exploration Inc., a Yukon corporation with offices at 80 Richmond Street West, Suite 303, Toronto, Ontario, M5H 2A4 Canada (hereinafter, “GEX”).

RECITALS

A.

KEX and GEX entered into that certain Partial Termination Agreement dated effective 15 May 2009 (the “Agreement”);

B.

KEX and GEX have agreed to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KEX and GEX agree as follows:

1.

Section 6 of the Agreement is hereby deleted, and replaced in its entirety by the following:

“6.

Royalty Area of Interest.   The Parties agree that if KEX does not exercise or forfeits its Back-In Rights with respect to an Identified Target, or fails to complete the Earn-In Requirements needed to vest in its 51% Working Interest, then KEX’s Royalty Rights pursuant to Section 4.8 of the SOBIR shall extend to the lands depicted in Exhibit A to this Agreement and to any additional lands acquired by GEX, the Holders, and any of their Affiliates, and each of their respective successors or assigns pertaining to such Identified Target within the area of interest boundaries depicted in Exhibit A-1 (but only for those Identified Targets for which an area of interest boundary is so depicted) within 21 years of the date of this Agreement.  If such additional lands are acquired, the Area of Interest will be revised so that the new Area of Interest will include an area that extends two kilometers beyond the exterior boundaries of such additional lands.  If lands are relinquished from an Identified Target (including any additional lands added to an Identified Target), the Area of Interest will not contract.”

2.

This Amendment may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute one and the same agreement. The parties agree that this Agreement may be transmitted electronically between them.  The parties intend that electronic signatures constitute original signatures and that an electronic agreement containing the signatures (original or scanned) of all the parties is binding on the parties.

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3.

Except as expressly set out in this Amendment, no provision of the Agreement, MSAA or the SOBIR is revoked or amended.  The Agreement, MSAA and the SOBIR, as altered by this Amendment, are ratified and confirmed by the Parties and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to Letter Agreement to be executed to be effective as of the date first herein written.

Kennecott Exploration Company

Geoinformatics Exploration Inc.

By: “J. Quigley”	By: “D. Holden”
Print Name: Justin J. Quigley	Print Name: Darren Holden
Title: Vice President - Commercial	Title: Chief Operating Officer

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